Exhibit 99.1

News Release

Federal Home Loan Bank of San Francisco Announces First Quarter Operating Results

San Francisco, April 29, 2010 - The Federal Home Loan Bank of San Francisco today announced that its net income for the first quarter of 2010 was $93 million, compared with net income of $123 million for the first quarter of 2009. The decrease primarily reflected a decline in net interest income and an increase in net losses associated with derivatives, hedged items, and financial instruments carried at fair value, partially offset by a decrease in other-than-temporary impairment (OTTI) charges on some of the private-label residential mortgage-backed securities (PLRMBS) in the Bank's held-to-maturity securities portfolio.

Net interest income for the first quarter of 2010 was $357 million, compared with net interest income of $434 million for the first quarter of 2009. The decrease in net interest income was primarily driven by a significant decline in advances. In addition, net interest income for the first quarter of 2010 reflected a lower net interest spread on advances, as favorably priced short-term debt issued in the fourth quarter of 2008 matured by yearend 2009. Net interest income on economically hedged assets and liabilities, which is generally offset by net interest expense on derivative instruments used in economic hedges (reflected in other income), was also lower in the first quarter of 2010 relative to the year-earlier period. The effect of these factors on net interest income was partially offset by higher net interest spreads on the mortgage portfolio and other investments.

Other income for the first quarter of 2010 was a net loss of $195 million, compared to a net loss of $236 million for the first quarter of 2009. Net interest expense on derivative instruments used in economic hedges, which was generally offset by net interest income on the economically hedged assets and liabilities, totaled $64 million in the first quarter of 2010, compared to $85 million in the first quarter of 2009. In addition, the losses in other income for the first quarter of 2010 reflected a credit-related OTTI charge of $60 million on certain PLRMBS, compared to a credit-related OTTI charge of $88 million in the year-earlier period, and a net loss of $72 million associated with derivatives, hedged items, and financial instruments carried at fair value, compared to a net loss of $63 million in the year-earlier period.

The credit-related OTTI charges of $60 million for the first quarter of 2010 represent additional projected credit losses on the loan collateral underlying some of the Bank's PLRMBS. Each quarter, the Bank updates its OTTI analysis to reflect current and anticipated housing market conditions and updated information on the loans supporting the Bank's PLRMBS and revises the assumptions in its collateral loss projection models based on more recent information, as necessary. The increases in projected collateral loss rates in the Bank's OTTI analyses in the first quarter of 2010 were caused by increases in projected loan defaults and in the projected severity of losses on defaulted loans. Several factors contributed to these increases, including lower forecasted housing prices and greater-than-expected deterioration in the credit quality of the loan collateral.

The non-credit-related OTTI charges on the affected PLRMBS recorded in other comprehensive income were $132 million for the first quarter of 2010 and $1.1 billion for the first quarter of 2009. For each security, the amount of the non-credit-related impairment is accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected.

The $72 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value for the first quarter of 2010 increased relative to the $63 million net loss for the first quarter of 2009. This increase was primarily driven by larger reversals of prior period gains and changes in interest rates and swaption volatilities. Net gains and losses on these financial instruments are primarily a matter of timing and will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates. As of March 31, 2010, the Bank had a cumulative net gain of $140 million associated with derivatives, hedged items, and financial instruments carried at fair value.

During the first quarter of 2010, total assets decreased $19 billion, or 10%, to $173.9 billion from $192.9 billion at December 31, 2009. Total advances declined $21.5 billion, or 16%, to $112.1 billion at March 31, 2010, from $133.6 billion at December 31, 2009. The continued decline in member advance demand reflected general economic conditions. Members also had ample deposits and access to a number of other funding options, including a variety of government lending programs.

Today, the Bank's Board of Directors declared a cash dividend for the first quarter of 2010 at an annualized dividend rate of 0.26%. The Bank will pay the dividend in cash rather than stock form to comply with Federal Housing Finance Agency rules, which do not permit the Bank to pay dividends in the form of capital stock if the Bank's excess capital stock exceeds 1% of its total assets. As of March 31, 2010, the Bank's excess capital stock totaled $7.4 billion, or 4% of total assets. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $9 million, on or about May 13, 2010.

As of March 31, 2010, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total regulatory capital ratio was 8.48%, exceeding the 4.00% requirement. The Bank had $14.7 billion in regulatory capital, exceeding its risk-based capital requirement of $5.6 billion.

In light of the Bank's strengthened regulatory capital position, the Bank plans to repurchase up to $500 million in excess capital stock on May 14, 2010. The amount of excess capital stock to be repurchased from any shareholder will be based on the shareholder's pro rata ownership share of total capital stock outstanding as of the repurchase date, up to the amount of the shareholder's excess capital stock.

The Bank will continue to monitor the condition of the Bank's PLRMBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar. 31, 2010	Dec. 31, 2009	Percent Change
Total Assets	$173,851	$192,862	(10)%
Advances	112,139	133,559	(16)
Mortgage Loans Held for Portfolio, Net	2,909	3,037	(4)
Investments[1]	54,383	47,006	16
Consolidated Obligations:
Bonds	136,588	162,053	(16)
Discount Notes	24,764	18,246	36
Mandatorily Redeemable Capital Stock	4,858	4,843	-
Capital Stock - Class B - Putable	8,561	8,575	-
Retained Earnings	1,326	1,239	7
Accumulated Other Comprehensive Loss	(3,501)	(3,584)	(2)
Total Capital	6,386	6,230	3

	Three Months Ended
Operating Results	Mar. 31, 2010	Mar. 31, 2009	Percent Change
Net Interest Income	$357	$434	(18)%
Provision for Credit Losses
on Mortgage Loans	-	-	-
Other Loss	(195)	(236)	(17)
Other Expense	36	31	16
Assessments	33	44	(25)
Net Income	$93	$123	(24)%

Other Data
Net Interest Margin[2,3]	0.78%	0.59%	32%
Operating Expenses as a
Percent of Average Assets	0.06	0.03	100
Return on Average Assets	0.20	0.17	18
Return on Average Equity	5.96	4.95	20
Annualized Dividend Rate[4]	0.26	-	-
Dividend Payout Ratio[4,5]	5.92	-	-
Regulatory Capital Ratio[6]	8.48	5.27	61
Average Equity to
Average Assets Ratio	3.41	3.34	2
Duration Gap (in months)[7]	4	4	-

1     Investments consist of Federal funds sold, trading securities, available-for-sale securities, and held-to-maturity securities.
2     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
3     For the purpose of calculating the net interest margin, on a retroactive basis, the Bank included in interest-earning assets fair value adjustments resulting from hedging relationships and fair value option adjustments that had been included in other assets prior to the first quarter of 2010. The Bank made this change to achieve consistency among all the FHLBanks in reporting interest-earning assets. This change did not materially affect average interest-earning assets and had no effect on reported assets, net interest income, or net income. Prior to this change, the net interest margin for the three months ended March 31, 2009, was reported as 0.60%.
4     On April 29, 2010, the Bank's Board of Directors declared a cash dividend for the first quarter of 2010 at an annualized dividend rate of 0.26%. The Bank will record and pay the first quarter dividend during the second quarter of 2010.
5     This ratio is calculated as dividends per share divided by net income per share.
6     This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income. Total regulatory capital as of March 31, 2010, was $14,745 million.
7     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)
	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	Mar. 31, 2009
Selected Balance Sheet Items at Period End
Total Assets	$173,851	$192,862	$211,212	$238,924	$270,287
Advances	112,139	133,559	154,962	174,732	203,904
Mortgage Loans Held for Portfolio,
Net	2,909	3,037	3,172	3,357	3,586
Investments1	54,383	47,006	45,943	58,933	59,601
Consolidated Obligations:
Bonds	136,588	162,053	154,869	176,200	189,382
Discount Notes	24,764	18,246	43,901	49,009	66,239
Mandatorily Redeemable
Capital Stock	4,858	4,843	3,159	3,165	3,145
Capital Stock - Class B - Putable	8,561	8,575	10,244	10,253	10,238
Retained Earnings	1,326	1,239	1,065	1,172	869
Accumulated Other
Comprehensive Loss	(3,501)	(3,584)	(3,601)	(2,717)	(1,615)
Total Capital	6,386	6,230	7,708	8,708	9,492

Quarterly Operating Results
Net Interest Income	$357	$406	$458	$484	$434
Provision for Credit Losses
on Mortgage Loans	-	-	-	1	-
Other Loss	(195)	(130)	(543)	(39)	(236)
Other Expense	36	39	31	31	31
Assessments	33	63	(31)	110	44
Net Income/(Loss)	$93	$174	$(85)	$303	$123

Other Data
Net Interest Margin2, 3	0.78%	0.79%	0.80%	0.76%	0.59%
Operating Expenses as a
Percent of Average Assets	0.06	0.06	0.05	0.04	0.03
Return on Average Assets	0.20	0.34	(0.15)	0.47	0.17
Return on Average Equity	5.96	10.30	(3.84)	12.49	4.95
Annualized Dividend Rate4, 5, 6	0.26	0.27	-	0.84	-
Dividend Payout Ratio4, 5, 6, 7	5.92	3.57	-	7.08	-
Regulatory Capital Ratio8	8.48	7.60	6.85	6.11	5.27
Average Equity to
Average Assets Ratio	3.41	3.29	3.88	3.77	3.34
Duration Gap (in months)9	4	4	4	2	4

1     Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other FHLBanks.
2     Net interest margin is net interest income (annualized) divided by average interest-earning assets
3     For the purpose of calculating the net interest margin, on a retroactive basis, the Bank included in interest-earning assets fair value adjustments resulting from hedging relationships and fair value option adjustments that had been included in other assets prior to the first quarter of 2010. The Bank made this change to achieve consistency among all the FHLBanks in reporting interest-earning assets. This change did not materially affect average interest-earning assets and had no effect on reported assets, net interest income, or net income. Prior to this change, the net interest margins for the three months ended March 31, June 30, September 30, and December 31, 2009, were reported as 0.60%, 0.77%, 0.81% and 0.80%, respectively.
4     On April 29, 2010, the Bank's Board of Directors declared a cash dividend for the first quarter of 2010 at an annualized dividend rate of 0.26%. The Bank will record and pay the first quarter dividend during the second quarter of 2010.
5     On February 22, 2010, the Bank's Board of Directors declared a cash dividend for the fourth quarter of 2009 at an annualized dividend rate of 0.27%. The Bank recorded and paid the fourth quarter dividend during the first quarter of 2010.
6     On July 30, 2009, the Bank's Board of Directors declared a cash dividend for the second quarter of 2009 at an annualized dividend rate of 0.84%. The Bank recorded and paid the second quarter dividend during the third quarter of 2009.
7     This ratio is calculated as dividends per share divided by net income per share.
8     This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income.
9     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and OTTI charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will," "expects," and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:

Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com